FINAL TRANSCRIPT

PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Event Date/Time: Nov. 18. 2008 / 11:00AM ET

www.streetevents.com	Contact Us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE    PARTICIPANTS

Glenn Wiener

Point Blank Solutions Inc. - VP, IR

Larry Ellis

Point Blank Solutions Inc. - President, CEO

Jim Anderson

Point Blank Solutions Inc.- CFO

Jennifer Coberly

Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Sam White

Point Blank Solutions, Inc. - SVP of Global Sales

CONFERENCE    CALL    PARTICIPANTS

Mark McMahon

Raymond James - Analyst

John Darshill

Philip Thompson - Analyst

David Koenig

Morgan Stanley - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter Point Blank Solutions Conference Call. My name is Ahmed, and I will be your Coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Glenn Wiener. Please proceed, sir.

Glenn Wiener - Point Blank Solutions Inc. - VP, IR

Thank you and good morning. Welcome to Point Blank’s 2008 Third Quarter Conference Call, the results for release on our Form

10-Q was filed after market close yesterday and can be found on our website, www.pointblanksolutionsinc.com.

With us today is Larry Ellis, President and CEO, and Jim Anderson, our Chief Financial Officer. Additionally, Sam White, Executive Vice President and Head of Global Sales, and Jennifer Coberly, General Counsel and Corporate Secretary, are with us and will be available during the Q&A portion. Before we begin, our customary Safe Harbor language.

Statements made on this conference call and in the Company’s related filings with the SEC and press releases that are not historical facts are forward-looking statements and are based largely on the Company’s current expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control.

www.streetevents.com	Contact Us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Words such as expects, anticipates, targets, goals, projects, intends, plans, believes, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and speak as of the date hereof and are subject to risks and uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, uncertainty of future financial results, additional financing requirements, liquidity of shares of our common stock, the development of new products, governmental contracting processes and court approval of the settlement of the pending class action.

For further detail, we refer you to the Company’s filings with the SEC, including without limitation, those uncertainties and risks discussed in the Company’s Form 10-K for the period ended September — excuse me, for the period ended September 30, 2008.

The Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in the events, conditions or circumstances on which any such statements are based. At this time, I would like to turn the call over to General Ellis.

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Well, good morning and welcome to our 2008 Third Quarter Conference Call. I would like to start by discussing the events that took place over the past few months to explain what impacted our third quarter, where we stand in fulfilling current contracts and what we envision moving forwards and the steps we are taking to restore shareholder value. Jim Anderson will then discuss our financials.

Let me start by saying we expected our sales to be higher over the next two quarters. Specifically, to the military and to the government. There were a few unforeseen developments, which slowed production and impacted the industry at large.

First, the IOTV Bridge buy. This was an $86 million contract with a six-month delivery schedule of 25,000 vests per month. We began production in August, but had an almost two month stop in shipments as the Army instituted modifications to the award and changed the testing protocols.

This in turn led to halts at one of our primary weavers and a scarcity of supplies for certain ballistic materials. We worked through these issues and received notification from the Army to resume shipments in late September. With the delays, we recognized only a small portion of sales on this award in the third quarter.

In October, we shipped in excess of 25,000 IOTVs. There is a new delivery schedule in place and we expect to ship the first 75,000 IOTVs by the end of the year and the remainder in the first quarter of next year.

Secondly, the DSCP contract worth 22.2 million for OTVs. We began production in August. Our first shipment was in November and we expect to complete this award in January. While we were producing against the contract, we did not recognize sales during the third quarter. We expect to recognize approximately one-third of this award in our fourth quarter and the remainder in the first quarter.

In addition, we recently won a $31 million contract for the outer tactical vest and components. And we’ll begin production in December. We expect to realize revenues in both the first and second quarters for this award.

On the international side, our subsidiary, PACA, won two contracts totaling $22 million. Both awards are in support of the Iraqi defense forces and came through the GSA. The $13.5 million contract was awarded in April and its expected end date in August. This delivery schedule, however, was pushed back as we waited for certification from the Iraqi government.

www.streetevents.com	Contact Us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

We began shipping toward the $8.3 million contract in October and expect to complete this contract by year-end. We expect to recognize the remainder of sales in the fourth quarter, though a small portion may spill over into the first quarter.

I would like to point out that Point Blank Solutions has been awarded over $160 million in military, government and international contracts over the past six months. While our sales are all drastically compared to next year, we have been very successful in winning competitive bids and expect our revenues to increase over the next two quarters as we fulfill existing contracts and hopefully win others.

There are also some international solicitations that we initially bid on, representing potential sales in excess of $60 million. However, these tenders have been withdrawn by the respective government agencies. We expect each of these to be reissued through other channels over the next few months.

Sales to law enforcement and distributors increased in the third quarter over the prior year compared to the prior two quarters. While I would like to say this was a positive indicator of things to come, I remain cautious. The reason being that July and September time frame, the federal government’s fiscal fourth quarter, the agencies have two choices. Spend their remaining budgets or lose them.

Looking ahead, sales could be impacted by two key factors. One, deteriorating economic conditions could adversely impact budgets. And secondly, uncertainty surrounding the changes in the NIJ standards remain. Once the new NIJ standards are launched, we anticipate a ramp up. We will continue to develop new ballistic packages, in accordance with the new standards, and we are on track. We are awaiting testing criteria from the new NIJ time lines. It is my belief that the larger and more established companies will be in a stronger position to grow market share.

We will be in full operational mode over the next two quarters, and we expect to exceed its historical production highs. For example, during October, we produced in excess of 30,000 vests, and could have produced more, had it not been for material shortages. Our current backlog is $131 million and should carry us through the first quarter of 2009.

Now onto the IOTV main buy and the GAO protest. In September, we received notice that Point Blank had been eliminated from awards for a portion of the solicitation. We requested a debrief with the contracting office and had a thorough discussion regarding the reasons for our disqualification. The key take away was that there is nothing wrong with the quality of our products.

Following the debrief, we filed a protest with the US Government Accountability Office. We will not disclose the reasons or specifics of our protest, as it is not in the public domain. What I will say is that we believe we have solid grounds and we believe that if we are successful, we will have a very competitive offering, based on quality, price, production schedules and capacity.

As for timing, we filed the protest on September 5th and were notified the normal time line for protests is approximately 100 days. We expect this to be resolved in December. To add, there have been no contracts awarded for the IOTV main buy and we do not expect there to be until our protest is resolved.

Now how are we evaluating our market opportunities today? On the military and federal government side, we believe there will be additional solicitations for the OTV and components throughout 2009. Also, we believe there is a high likelihood that the DLA will go into sustainment mode in the second half of year, on both the OTV and the IOTV products.

DLA provides products not only to the Army, but they provide products to the other branches of the services. We expect multi-year contracts to be awarded and there should be requirements at least half the size of the IOTV main buy. Internationally, there will be higher demands for body armor in Iraq and Afghanistan. As US forces stand down, we expect body armor requirements for Iraq and Afghanistan to increase. There are a number of contracting channels and the specific quantities are known. However, we believe requirements will become clearer over the next two quarters.

www.streetevents.com	Contact Us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

In addition to Iraq and Afghanistan, there are sales opportunities we are exploring in other parts of the world. We will continue to seek new opportunities in regions where in-country suppliers are lacking or where there are opportunities to partner. However, I will caution that the deteriorating economic climate globally, we are going to manage our expansion costs very carefully, but certainly believe there will be momentum in 2009 versus the current year.

I’ve already discussed our outlook for the domestic law enforcement markets. We have operated at a run rate between $30 million and $40 million over the past two years and expect 2009 to be similar. Again, any up tick in sales would relate to a better economy and after adoption of the NIJ standards. Our longer term goal is to capture at least 50% of the domestic market.

In summary, we believe military and federal government opportunities could increase in 2009 versus 2008, even if we are not successful with the GAO protest. We expect international sales to increase next year as well due to projected requirements in Iraq and Afghanistan. We are positioning ourselves as though law enforcement will decline next year, though there could be upside. And our sports and health group, Life Wear Technologies, could run at a consistent rate.

As for Life Stone Materials, we have not yet realized the full financial benefits. Delays in contracts seen earlier in the year and in the third quarter hindered not only our soft body armor business, but our weaving capabilities as well.

Life Stone is now up and running and will be used in support of select contracts over the coming months. The financial impact on Life Stone should be felt more towards the end of the first quarter and throughout 2009 as we work through certification processes and develop new ballistic packages.

This should help offset the gross margin weakness. We continue to work with our other weaving partners to fulfill our contractual obligations. On the cost side, whether we are running at 150 million, 250 million or higher, we must manage our cost structure efficiently and there is room to do better. In 2008, we did not make significant cuts in our overhead. We did not want to jeopardize production and delivery schedules on the IOTV Bridge buy contract.

We currently have a lot of production going through our factories and this will continue through March. We are looking at our facilities, our machinery and our labor expenses with an eye on reducing costs in 2009, dependent on contract volumes.

For example, we are consolidating administrative facilities by ending a sublease in Pompano Beach and moving approximately 20 employees to our Oakland Park facility in the first quarter. This will not have a material financial impact, but will lead to cost savings and better efficiencies in sales, marketing and certain back office functions. In the second half of this year, we made changes in our management structure and in operations to reduce our salary structure. Some of these positions that have been filled were necessary and at lower costs.

On the labor side, we are developing contingency plans for various sales levels and will make cuts and adjust as necessary. We are investing in production efficiencies and recently purchased automated sewing machines that will increase production speed and lower our employee count as a percentage of sales. This will also lead to greater capacity in our factories.

We took steps to cut our SG&A this year and are looking to further reduce operating costs in 2009. Trade shows, marketing, advertising, travel, administrative expenses and professional fees are all areas where we will look to manage more efficiently.

Lastly, before I turn the call over to Jim Anderson, regarding the strategic alternatives process, due to the current economic environment, we are not actively marketing the Company. We’re focusing on improving both our top and bottom line. It no longer makes financial sense to retain the services of an investment banker. As such, we have terminated our agreement with Wachovia Securities.

However, the Board and management continues to look at options that will result in increased shareholder value and will take the appropriate steps to accomplish this objective. There was significant interest in the Company, and there continues to be

www.streetevents.com	Contact Us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

significant interest. We first have to work through some of these issues. I would now like to turn the call over to Jim Anderson, our CFO. Jim?

Jim Anderson - Point Blank Solutions Inc. - CFO

Thank you, General. Starting with the third quarter of 2008 results of operations, the Company’s net sales were $30.3 million, down from $71.8 million from the prior year quarter. Military and federal government sales were $9.6 million, a decline of $52.1 million, from the prior year quarter, as a result of the delays that General described earlier. International sales were $10 million for the quarter, up from $50,000 in the prior year quarter. The preponderance of the international sales were shipped to the Iraqi defense forces, with the balance of the international sales made into other markets.

Domestic distributor sales were $9.4 million, an increase of $1.5 million compared with the comparable prior year period. Sports and health products sales totaled $1.5 million, a decline of $800,000 from the prior year quarter. Gross profit was $3.4 million, or 11.1% compared with $11.5 million or 16% for the comparable prior year period. Gross margin dollars and percentage were impacted by lower productions of inventory, competitive pricing on the IOTV Bridge buy contract, increases in raw material costs versus the prior year, and unabsorbed overhead.

Improvements in gross margins prospectively will require a combination of increasing productivity, controlling labor and subcontracting costs, and matching the production capabilities to output. Additionally, the Company will focus on pricing future contracts at higher margins, although the market will continue to dictate pricing.

Total operating costs in the current quarter were $12.5 million, an increase of $800,000 from the prior year period’s expense of $11.7 million. There are several factors that drove that change. The Company recorded a non-cash charge to earnings of $3.3 million for equity-based compensation during the quarter. $2.9 million of this charge was associated with the acceleration of unvested options upon the election of the Board of Directors at the August shareholders’ meeting. The total unvested and unamortized fair value of the equity-based compensation became vested and was required, under the accounting rules, to be expensed at that date.

General and administrative expenses were $4.1 million for the quarter, a decline of $1.6 million for the comparable prior year period. Driving this decrease were lower professional fees of approximately $600,000 and reductions in personnel costs of approximately $700,000. We are actively managing our selling, general and administrative costs and continue to look at these areas to make further improvements.

Charges for litigation and cost of investigations were $2.5 million in the quarter, an increase of $328,000 from the prior year quarter. The trial for Mr. Brooks and Ms. Hatfield is scheduled to begin in April 2009. Accordingly, the Company continues to be subject to pay defense costs for the former officers, and will until final adjudication of these matters.

Adjusted EBITDA was a negative $2.6 million in the current quarter, compared to $3.3 million in the prior year quarter. This change is principally due to the impact of lower sales and gross margins discussed previously. Please refer to our press release, issued yesterday, for a reconciliation of adjusted EBITDA to net income and an explanation of why we use adjusted EBITDA as a financial measure.

The operating loss for the quarter was $9.2 million compared to a $194,000 loss reported in the prior year comparable quarter. The net loss for the quarter was $5.8 million, or $0.12 per share, versus a $257,000 loss, or $0.01 per share, in the comparable prior year period.

For the nine months ended September 30, 2008, net sales were $91.3 million compared to $257.5 million in the comparable nine-month period last year. Gross profit was $11.8 million, or 12.9% of net sales, compared to $47 million, or 18.2% of net sales, for the same period in 2007.

www.streetevents.com	Contact Us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Total operating costs for the nine months ended September 30, 2008 were $4.9 million versus $35.7 million in the prior year comparable period. Included in the nine months ended September 30, 2008 is an employment tax withholding credit of $26 million that was recognized in the second quarter. Net income for the current year nine-month period was $3.9 million, or $0.08 per basic and diluted share versus $6.4 million, or $0.12 per share, both basic and diluted, in the comparable prior year period. Adjusted EBITDA was a negative $6.1 million for the nine months ended September 30, 2008 compared to $21.2 million in the prior year period.

I’d like to offer some comments regarding our financing facility. As a result of several factors, including the delays in production and shipping that the General referred to in his remarks, and the need for financing to support the working capital requirements for the current backlog, the Company assessed its cash needs and concluded that a short-term solution was required.

We entered into negotiations with Bank of America regarding this matter and were successful in borrowing an additional $10 million for a three-month period. The term loan proceeds were used to pay down a revolving line of credit facility, creating availability under our revolving line of credit. The Company expects, at the end of the term, to generate positive cash flows and repay the short-term loan.

We also entered into an amendment with Bank of America to amend the covenants such that maintaining a minimum availability of $4 million, the Company would not be subjected to testing of the financial covenants through the end of November.

The Company will be negotiating new financial covenants with Bank of America. We believe that our relationship between Bank of America and the Company is good and we are grateful for their assistance through this process. As of today, the Company’s outstanding balance on the revolving line of credit is $21.2 million and availability is at $10.8 million.

I’d also like to update you regarding the status of the income tax receivable and refund request. As we shared in earlier calls, the Company has approximately $12 million in income tax receivables it filed for the preponderance relating to federal income taxes. The federal income tax audit, covering 2003 through 2007 is currently in process and we are providing information to the Internal Revenue Service as we speak.

We are hopeful that the audits will be concluded shortly and then will go to a joint committee of Congress for approval. Based on the status of the audits and the remaining processes, the timing of receiving the refunds may fall in the end of the first quarter or in the second quarter of 2009.

Now let’s turn to the balance sheet. Our working capital was $37.7 million at September 30th compared with $34.9 million at December 31st. Our trade accounts receivable decreased by $10.4 million for the nine months ended September 30, 2008. This change is due to collections or outstanding receivables and lower level of sales. Inventories increased by $5.8 million as a result of increased levels of production to support the current backlog.

We financed our working capital by additional borrowings against our revolving line of credit, increases in trade accounts payable and increase in accrued expenses totaling $4.4 million. Our capital expenditures for the nine months ended September 30, 2008 were $3.6 million, which includes $2.5 million of property acquired by Life Stone.

Wrapping up, I would like to clearly say that management is not satisfied with our current operating results. While an improvement over last quarter revenues, they are still too low and the Company must move forward with increased sales and improvements in gross margins. I am personally committed to this organization.

I own stock of the Company, and more importantly, have a son serving in the Army, who not only received his notice of deployment next year to the war zone, but who also has a Point Blank vest. It is in my personal best interest to ensure that our company succeeds and thrives. With that, I will hand you back over to General Ellis. General?

www.streetevents.com	Contact Us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes. We will now turn to question and answer.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And your first question comes from the line of Mark McMahon with Raymond James. Please proceed.

Mark McMahon - Raymond James - Analyst

Hey, fellows. How are you doing?

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Good.

Mark McMahon - Raymond James - Analyst

I was wondering if you might be able to expand a little bit about what you were talking about for next year. You talked about the sustainment and I thought you had said something in the neighborhood of 250 million in potential sustainment orders in the second half of 2009. Do you have any — would you be able to give a little bit more color on what the total size of the market would be going forward if you do not get a reprisal on this Army buy?

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes. What we are looking at is on the DLA side, the DSCP, who came out with a market survey that was about half the size of the main buy, that was new information to us and in fact to the industry, a new process. What it has allowed us to do now is to do a little bit of planning, which we have not been able to do in the past. So that is very helpful in terms of where we’re going. As I indicated, also, on the international side, we see an up tick there. We’re continuing to work that up very hard.

I also indicated that we should see some improvement in sales in Iraq and Afghanistan and that too tied to, as we stand down, and as anticipated, that they will stand up their forces. And, again, vests required. So in terms of the total number, I don’t have it here. I’ll ask Pat if he has the number. I’m not sure. But I don’t have a number I can give you. All I would tell you is I see an up tick for next year.

Mark McMahon - Raymond James - Analyst

Okay. But in essence is you do anticipate to see growth going forward in 2009? I know 2008, we were expecting to see this larger order and maybe some real ramp ups taking place and I’m just trying to get a sense of what to look forward to in the coming quarters, if this reprisal doesn’t go your way with the GAO.

www.streetevents.com	Contact Us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes. The other thing I would tell you is, if you go back and look at the appropriations, there’s money appropriated, a significant amount of money. Much of that has been pushed toward the hard body armor. But there’s a substantial amount of money to be obligated this fiscal year. And we expect to be competitive.

What we’ve been talking about here is new fielding versus sustainment. And in the main buy, that was new fielding. And by the way, we still feel very positive about the outcome on our protest.

Mark McMahon - Raymond James - Analyst

I take it you have attorneys that have experience in filing these protests. Could you give me any idea — I guess without any experience or knowledge of the process, I just normally would have the natural assumption, the government makes a ruling, it’s going to take a miracle of God to get them to change their minds. And perhaps maybe I’m just being too pessimistic, but do your attorneys have some experience in getting reversals?

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Our attorneys have — this is Jennifer Coberly, General Counsel and, yes, I’m working with them on this matter and they have extensive experience in this area, including knowing the attorney at GAO, who is working this particular case, as well as appealing. And it happens frequently that protest is successful. All you need to do is go to the GAO site and see that. However, it’s always difficult to be optimistic on such a major decision, but we fully intend to appeal to the federal court if we’re not successful at the GAO level. We feel that we have substantial grounds.

Mark McMahon - Raymond James - Analyst

Is this creating any friction with the procurement office, with the Department of Defense or the US Army or any of the other bodies because they see you as being sort of a sore loser? For lack of a different word, I know that’s not necessarily appropriate, but if you get my drift, is this hurting the relationships at all?

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes, let me take a stab at it. Human nature being as it is, you will always have to think a little bit of that is there. The other thing I will tell you is that there are more and more protests, more than I’ve seen in the recent past and it’s getting to be a norm on the contract, which says something about why we have the protest. So you’re getting to see more and more protests. In fact, if you look in the body armor industry, I think every single contract out there has a protest. So it’s more of a norm.

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

And there is definitely precedent and recent precedent on similar grounds where protests have been successful, where we don’t know that — we’re planning as if we will lose, but we do believe we have a fighting chance.

Mark McMahon - Raymond James - Analyst

Okay. I’m getting a sense of sort of cautious optimism for 2009. Would you say that would be a correct assumption?

www.streetevents.com	Contact Us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes, that’s a good characterization.

Jim Anderson - Point Blank Solutions Inc. - CFO

And, Jim Anderson, I’m just going to throw out, we are working. We’ve got to step quick, we’ve got to step smart. There are opportunities clearly that are clearly out there, so I want us to remind us of that. We are one of a number of companies, but we are a very good company with past history and product performance to get there.

Mark McMahon - Raymond James - Analyst

Okay. And I guess finally, is there any update in terms of the settlement proceeds? And I know that there was an appeal over the summer, do you guys have any color as to timing? As to when that might ultimately be resolved?

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Unfortunately, with all of our federal judges, timing is completely in their hands. In this case the appellate court has stated that it is not going to even set the briefing schedule until it has come to the decision on the various pending motions to dismiss, which has not occurred yet. So it’s definitely not moving quickly and it wouldn’t be unusual if it takes over a year. But we don’t really have any additional color other than we are hoping that perhaps some of the motions to dismiss will be successful, so that we can stop bleeding attorney’s fees with this matter.

Mark McMahon - Raymond James - Analyst

Who filed the appeal and under what grounds? I had thought pretty much everything had been resolved.

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Lena Beddik filed the appeal with respect to the securities class action. And speaking as a litigator, you can almost always find a grounds for appeal that is not frivolous. And she just — she raised some of the same issues that she had raised below, but she’s saying that there was various legal and technical errors, with respect to the derivative actions D. David Cohen filed and, again, he raised some of the same grounds. The government also appealed in both actions, saying that some of the policy tenants of the Sarbanes-Oxley were offended by some of the settlement terms. So those four are currently pending.

Mark McMahon - Raymond James - Analyst

Okay. Thank you very much.

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Thank you, Mark.

Jim Anderson - Point Blank Solutions Inc.- CFO

Thank you, Mark.

www.streetevents.com	Contact Us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Operator

Your next question comes from the line of John Darshill with [Philip Thompson]. You may proceed.

John Darshill - Philip Thompson - Analyst

Hi, guys. Hi, General.

Larry Ellis - Point Blank Solutions Inc.-President, CEO

Good. How are you?

John Darshill - Philip Thompson - Analyst

I was wondering if someone would be able to list or further quantify your contingent assets or liabilities from litigation and otherwise?

Jim Anderson - Point Blank Solutions Inc.- CFO

Oh, gosh, some of the contingent assets would include a recovery of monies that we have expended in defending Brooks, Schlegel and Hatfield in the event that they’re found guilty. That’s one item. I think the number’s probably around a little bit north of — maybe around the $9 million number. Another one, should we have to fund any of the payroll tax obligations for Brooks? We have an indemnity claim against that as part of the settlement. So that would be a make-whole item, if we have to pay, we’d get them to pay it back.

With respect to the suit that’s out there and the settlement, should the SEC go down a path of requiring amounts to be paid back to the Company, as a result of unjust enrichment or other matters, certainly the SEC could move down that path and this would be absent, I think, 404. And I don’t know what that amount could be, but those are a couple of contingent matters that we’re looking at. The BEA suit, Jennifer, I’ll let you take a lead on that one. That’s a contingent asset, not been recognized in the financial statements.

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Sure. Right now, we’re moving towards having an early mediation, hopefully in December, in that matter. It’s a very significant case in terms of liability and damages. So we’re looking to resolve it.

Jim Anderson - Point Blank Solutions Inc. - CFO

Another item that has a potential opportunity is in 2005, the Company did record a charge for Zylon related inventory. It’s completely written off our books. We do not have any asset on our books right now. And depending upon how that worked out, there could be a monetization there. It’s too early to tell.

And of course, we’ve got, as I spoke about earlier, the IRS refund, I think probably is more in the contingent area. We’re going through an audit right now and you probably know, John, as well as I do, the issues that get raised at audits sometimes, you don’t know where they’re coming from. We think we’ve got a very good set of returns amended, filed. We’re working with our tax advisors not only to prepare that, but also to defend in the audits. And we’re working through that process right now.

www.streetevents.com	Contact Us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

John Darshill - Philip Thompson - Analyst

And the patent litigation? Is there any reason why you haven’t recognized the full $10 million contingent liability?

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

I’ll address the legal aspects first, this is Jennifer Coberly, which is we are in ongoing settlement negotiations of a confidential nature with the government. But they have made it clear that they will not be looking to us for entire 10,250,000. And beyond that, I can’t give any further color.

Jim Anderson - Point Blank Solutions Inc. - CFO

From an, I guess, accounting perspective, we looked at the ranges of loss going from remote to reasonably possible to probable, and we’ve identified that this, based on the past and the circumstances that currently exist, is a reasonably possible item. And I guess it ranges probably from maybe 75% chance of occurring to 60%, 75% chance, somewhere in that facility.

And the accounting rules forbid a company from recognizing a liability if it’s a reasonably possible matter, but disclosure. So we’re just not quite certain of where we’re at in this one. It will fall, right now, in the reasonably possible range, which then precluded us from recognizing a liability.

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Yes, and let me just explain that a little further. Which is, we have managed to have this patent at issue, open to reexamination, which only occurs when the patent office finds that there are serious questions about whether the patent will stand and that is a very important feature of what’s going on right now.

John Darshill - Philip Thompson - Analyst

Is there any further appeal on that litigation? Or is it pretty much a done deal at this point?

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

No, there are avenues, additional legal avenues.

John Darshill - Philip Thompson - Analyst

And is it possible that you’re going to pursue those avenues or — ?

Jennifer Coberly - Point Blank Solutions Inc. - General Counsel, Corporate Secretary

Well, it’s possible that we’ll pursue those avenues. However, if the reexamination finds that the patent is invalid, we won’t. I would think we won’t need to.

John Darshill - Philip Thompson - Analyst

Okay. Thank you. Good luck, guys.

www.streetevents.com	Contact Us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Yes, thanks.

Jim Anderson - Point Blank Solutions Inc. - CFO

Thank you.

Operator

(Operator Instructions)

Your next question comes from the line of David Cohen from Morgan Stanley. Please proceed.

David Koenig - Morgan Stanley - Analyst

David Koenig. Good morning. And although I was very disappointed with the quarter, I’d like to thank you people for a very informative and optimistic discussion here. I had two questions. One, very simply, in the Yahoo! area, I look for Harbinger and Steel and they’re not listed as major holders or insider holders. Are they still with us in owning great portions of our stock?

Jim Anderson - Point Blank Solutions Inc. - CFO

The answer to that, I’m going to have to believe is yes because there are certainly filing requirements that they are required to make.

David Koenig - Morgan Stanley - Analyst

So that’s just a mistake in this Yahoo! that they left both of them off. And the other thing is a little conjecture on your part. With the 130 million, 131 million backlog to be utilized during the next two quarters, would you think that we would turn back to a positive earnings during each of the two quarters? Since the plant is working pretty full?

Jim Anderson - Point Blank Solutions Inc. - CFO

We are, first of all, I’m going to offer that to the internal team, pretty much, about not providing forward guidance and some of the — a couple of the obvious reasons. Certainly we didn’t expect this going into the second quarter that it would happen the way that it did. When we went to the third quarter, we did not expect further delays on this one.

We are going to work as diligently as we can to get as profitable as quickly as we can. Certainly this has got our attention, it’s got our Board of Directors’ attention. And we are moving forward down the path to be profitably as quickly as we can, David.

David Koenig - Morgan Stanley - Analyst

Well, that’s — I hope so. The price of the stock is just ridiculous. The Company’s valued at about 20 million, with a backlog of 130 million and maybe that’s for six months and maybe more for the rest of the year or the next two quarters. So I’m looking forward to some good numbers. Thank you very much.

www.streetevents.com	Contact Us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL   TRANSCRIPT

Nov. 18. 2008 / 11:00AM, PBSO.PK - Q3 2008 Point Blank Solutions, Inc. Earnings Conference Call

Jim Anderson - Point Blank Solutions Inc. - CFO

Thank you, sir.

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Thank you.

Operator

(Operator Instructions)

I show that there are no further questions at this time. I would now like to turn the call over to General Ellis for his closing remarks.

Larry Ellis - Point Blank Solutions Inc. - President, CEO

Well, thank you. First of all, I’d like to thank each of you for your continued support. I will say that this Board will not accept losses and I will not accept losses. Despite our recent financial performances and the state of the industry, we remain the market leader. We are still the largest soft-body armor manufacturer in the United States and, I believe, the world.

This company does have a future and we will do our best to restore shareholder value. Again, I’d like to thank you for your support and have a great day.

Operator

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Have a great day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2008, Thomson Financial. All Rights Reserved.

www.streetevents.com	Contact Us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.